Exhibit 99.1

NEWS RELEASE

CSL04005	04/15/04

(CSL)   Carlisle Companies Reports a 39% Increase in First Quarter Earnings on Record First Quarter Sales

CHARLOTTE, NORTH CAROLINA, April 15, 2004...Carlisle Companies Incorporated (NYSE:CSL) reported net earnings of $23.7 million, or $0.76 per share (diluted) on record first quarter sales of $562.3 million, an 18% increase over first quarter 2003 net sales of $475.7 million.  Net earnings were 39% above the first quarter 2003 net earnings of $17.1 million or $0.56 per share (diluted).

Strong organic net sales growth of $82.3 million, or 17%, included $7.1 million of favorable changes in foreign currency rates.  The impact of foreign currency rates on net earnings was negligible.  The growth in net sales was primarily in the General Industry, Industrial Components, and Construction Materials segments.  Acquisitions contributed $6.6 million of the growth in the first quarter 2004 net sales, partially offset by $2.3 million in divestitures.

Net earnings in the first quarter 2004 included a $0.05 per share (diluted) charge related to plant closure and severance costs, compared to a $0.01 per share (diluted) charge in the first quarter 2003.

Richmond McKinnish, Carlisle’s President and CEO said, “We are encouraged by our strong organic sales growth and our earnings performance in the first quarter.  The introduction of new products, improved manufacturing efficiencies and cost containment efforts have enabled us to improve operating results in the face of significant raw material cost increases.  Actions are underway to obtain selling price increases to offset the steep rise in raw material costs.  We are optimistic about obtaining selling price increases; however, due to the volatility of raw material costs we are maintaining our 2004 net earnings guidance at $3.25 to $3.40 per share.  Our guidance includes plant closure and severance costs of approximately $0.10 to $0.20 per share.”

First Quarter Highlights

Industrial Components net sales in the first quarter 2004 of $195.8 million were 19% above $165.3 million in the first quarter 2003.  First quarter 2004 net sales at Carlisle Tire & Wheel Company were 18% above the first quarter 2003 as a result of increased sales across all product lines.  Power Transmission net sales were 20% above the first quarter 2003 with sales improvement in the lawn and grounds care, agricultural, recreational and international sales markets.  First quarter 2004 earnings before interest and income taxes (“EBIT”) of $21.6 million were 13% above $19.1 million in the first quarter 2003.   Earnings did not keep pace with the

increase in net sales due to the rising raw materials cost.  Prices for oil-based commodities used in tire manufacturing remain at or near all time highs.

Construction Materials net sales of $122.8 million in the first quarter were 25% above the first quarter 2003 net sales of $98.4 million with improved sales for all product lines.  First quarter 2004 EBIT of $6.6 million was 5% above the first quarter 2003 EBIT of $6.3 million.  The first quarter 2004 EBIT includes an 18% increase in earrings at Carlisle SynTec, partially offset by a $1.1 million charge for plant closure and severance costs at Carlisle’s European roofing joint venture (“Icopal”).

Automotive Components net sales of $55.1 million in the first quarter 2004 were slightly below the first quarter 2003 of $56.3 million.  The decline in net sales is the result of lower North American vehicle production at Carlisle Engineered Products’ major automotive customers.  First quarter 2004 segment EBIT of $2.4 million was 23% below the first quarter 2003 of $3.1 million as a the result of lower sales, and higher labor and material costs associated with new production programs at its manufacturing plants.

Transportation Products net sales of $32.6 million were 16% above first quarter 2003 net sales of $28.1 million.  The improvement in net sales was a result of higher shipments of specialized trailers, aluminum dumps, pneumatic and live-bottom trailers.  EBIT of $0.9 million was the same as the first quarter 2003.  The flat earnings were primarily the result of unfavorable sales mix of lower margin products and increased steel prices.

First quarter 2004 net sales in the Specialty Products segment of $31.8 million showed a modest increase over the first quarter 2003.  Increased sales to OEM customers were offset by lower sales of aftermarket products.  Segment EBIT of $2.4 million was 71% above $1.4 million in the first quarter 2003.  The earnings improvement was primarily the result of improved manufacturing efficiencies and lower selling and general administrative expenses.

General Industry net sales of $124.2 million in the first quarter were 29% above $96.0 million in the first quarter 2003.  Net sales at Carlisle Process Systems were 41% above the first quarter 2003 as a result of increased purchases of cheese and powder capital equipment by dairy and food processors.  Carlisle FoodService net sales were 38% over the first quarter 2003 with approximately two-thirds of the increase attributable to the acquisition of Flo-Pac in the second quarter 2003.  Tensolite net sales were 31% above the first quarter 2003 due to increased sales in all their product lines.  Carlisle Walker net sales in the first quarter 2004 were 7% above 2003.  Total segment EBIT of $9.1 million was 82% above the first quarter 2003 EBIT of $5.0 million as all operations improved their earnings performance.

Cash Flow

Cash flow from operations was positive $7.9 million in the first quarter 2004 compared with negative cash flow of $15.4 million in the first quarter 2003.  Improved net income and increased utilization of the securitization program attributed to the improvement in cash flow from operations while an increase in working capital to support increased revenues had a negative impact on first quarter 2004 operating cash flow.  Capital expenditures of $17.9 million were 79% above $10.0 million in the first quarter 2003 primarily as a result of new production plants for coating and waterproofing products and insulation products for the Construction Materials segment.  Proceeds from the sale of investments, property and equipment include the sale of properties acquired in the acquisition of Flo-Pac.  Free cash flow (cash from operating activities, less the effects of the Company’s receivables securitization program, dividends and capital expenditures) was negative $39.8 million and compared to negative free cash flow of $32.0 million in the first quarter 2003.  The reduction in year-over-year free cash flow reflects the impact of the increase in capital expenditures and working capital partially offset by the improvement in earnings.

Reconciliation of Net Cash Used In Operating Activities to Free Cash Flow

(In Millions)	1st Qtr. 2004	1st Qtr. 2003
Net Cash Provided by Operating Activities	$7.9	$(15.4)
Less: Effects of Receivables Securitization Program	(23.0)	—
	$(15.1)	$(15.4)
Dividends	(6.8)	(6.6)
Capital Expenditures	(17.9)	(10.0)
Free Cash Flow	$(39.8)	$(32.0)

Backlog

The March 31, 2004 backlog of $430 million was 38% above $312 million at March 31, 2003 and was above $419 million at December 31, 2003.  With the exception of Automotive Components, the increase in backlog was across all business segments.  The increase in backlog from the end of 2003 related to the Transportation Products and Construction Materials segments.

Conference Call and Webcast

The company will discuss first quarter results on a conference call for investors on Thursday, April 15, 2004 at 11:00 a.m. EDT.  The call may be accessed live at http://www.carlisle.com/financials/webcast.html, or the taped call may be listened to at any time shortly following the live call at the same website location until April 29, 2004.  A Powerpoint slide presentation that corresponds to the conference call will also be available for viewing and/or printing at the same website location.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the transportation, construction, commercial roofing, automotive, pharmaceutical, foodservice, data transmission, and specialty tire and wheel Industries.

CONTACT:	Carol P. Lowe
Treasurer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

March 31, 2004

FINANCIAL RESULTS

(In millions, except per share data)

First Quarter	2004	2003	% Change
Net sales	$562.3	$475.7	18%
Net earnings	$23.7	$17.1	39%

Basic earnings per share	$0.77	$0.56	38%
Diluted earnings per share	$0.76	$0.56	36%

Dividends per share	$0.220	$0.215	2%

SEGMENT FINANCIAL DATA

(In millions)

First Quarter	2004			2003
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Industrial Components	$195.8	$21.6	11.0%	$165.3	$19.1	11.6%
Construction Materials	122.8	6.6	5.4%	98.4	6.3	6.4%
Automotive Components	55.1	2.4	4.4%	56.3	3.1	5.5%
Transportation Products	32.6	0.9	2.8%	28.1	0.9	3.2%
Specialty Products	31.8	2.4	7.5%	31.6	1.4	4.4%
General Industry	124.2	9.1	7.3%	96.0	5.0	5.2%
Subtotal	$562.3	$43.0	7.6%	$475.7	$35.8	7.5%
Corporate	—	(4.2)		—	(5.5)
Total	$562.3	$38.8	6.9%	$475.7	$30.3	6.4%

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended March 31

(In thousands except per share data)

	First Quarter
	2004	2003	% Change
Net sales	$562,314	$475,688	18.2%
Cost and expenses:
Cost of goods sold	457,962	385,520	18.8%
Selling and administrative expenses	56,967	51,941	9.7%
Research and development expenses	5,108	4,805	6.3%
Other (income) & expense, net	3,522	3,088	14.1%

Earnings before interest & income taxes	38,755	30,334	27.8%

Interest expenses, net	3,604	4,630	-22.2%

Earnings before income taxes	35,151	25,704	36.8%

Income taxes	11,424	8,611	32.7%

Net Income	$23,727	$17,093	38.8%

Basic earnings per share	$0.77	$0.56	37.5%

Diluted earnings per share	$0.76	$0.56	35.7%

Average shares outstanding (000’s) - basic	30,971	30,608
Average shares outstanding (000’s) - diluted	31,268	30,705

Dividends	$6,827	$6,560
Per share	$0.220	$0.215	2.3%

CARLISLE COMPANIES INCORPORATED

Comparative Balance Sheet

(In thousands)

	March 31 2004	December 31 2003
Assets
Current Assets
Cash and cash equivalents	$30,056	$26,848
Receivables	242,182	218,819
Inventories	282,142	263,275
Prepaid expenses and other	79,322	75,439
Total current assets	633,702	584,381
Property, plant and equipment, net	445,774	454,285
Other assets	399,289	398,243
	$1,478,765	$1,436,909

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$15,733	$7,505
Accounts payable	199,852	177,957
Accrued expenses	146,752	153,881
Total current liabilities	362,337	339,343
Long-term debt	293,374	294,581
Other liabilities	171,803	171,055
Shareholders’ equity	651,251	631,930
	$1,478,765	$1,436,909

CARLISLE COMPANIES INCORPORATED

Comparative Consolidated Statement of Cash Flows

For the periods ended March 31

(In thousands)

	2004	2003
Operating activities
Net income	$23,727	$17,093
Reconciliation of net earnings to cash flows:
Depreciation and amortization	15,556	15,258
Loss (earnings) on equity investments	4,026	2,635
Deferred taxes	(707)	—
Gain on sales of investments, property and equipment, net	(373)	—
Receivables under securitization program	23,000	—
Working capital	(56,925)	(50,959)
Other	(379)	580
Net cash provided by operating activities	7,925	(15,393)
Investing activities
Capital expenditures	(17,884)	(9,982)
Acquisitions, net of cash	(566)	(1,494)
Proceeds from sales of investments, property and equipment	11,931	—
Other	(784)	1,322
Net cash used in investing activities	(7,303)	(10,154)
Financing activities
Net change in short-term debt and revolving credit lines	8,200	25,991
Reductions of long-term debt	(1,624)	(855)
Dividends	(6,827)	(6,560)
Treasury shares and stock options, net	2,890	979
Net cash used in financing activities	2,639	19,555
Effect of exchange rate changes on cash	(53)	—
Change in cash and cash equivalents	3,208	(5,992)
Cash and cash equivalents
Beginning of period	26,848	34,768
End of period	$30,056	$28,776